Exhibit 10.1

INTERIM CEO AGREEMENT

This Interim CEO Agreement (this “Agreement”) is entered into by and between NATURAL GAS SERVICES GROUP, INC., a Colorado corporation (the “Company”), and Stephen C. Taylor (“Executive,” and, together with the Company, the “Parties”), as of June 30, 2023.

WHEREAS, Executive is currently the Chairman, Interim Chief Executive Officer and President of the Company; and

WHEREAS, on or about May 17, 2022, the Parties entered into a Retirement Agreement (the “Retirement Agreement”) which set out the terms, including payment of contractual severance and other compensation, pursuant to which Executive would retire his positions as President and CEO of the Company; and

WHEREAS, under the Retirement Agreement, Executive received certain compensation payments over the “Transition Period” (as defined in the Retirement Agreement), which expires June 30, 2023; and

WHEREAS, on November 11, 2022, upon the resignation of the then Interim CEO, Executive was appointed, Interim President and CEO and agreed to serve until a replacement was appointed, up to but not beyond June 30, 2023; and

WHEREAS, Executive has served in such role at no additional compensation beyond what the Company was obligated to pay Executive under the Retirement Agreement; and

WHEREAS, Executive was re-elected on June 15, 2023 by the shareholders of the Company to a three-year term on the Board of Directors and is presently serving as Chairman of the Board, and

WHEREAS, the Company is engaged in a search for a successor CEO but does not expect to have a replacement in-place by June 30, 2023; and

WHEREAS, the Company desires continuity of management until a successor CEO is appointed and has requested that Executive continue to serve in the capacity of Interim CEO and President until the earlier of December 31, 2023, or until a successor CEO is appointed.

NOW, THEREFORE, in consideration of the mutual promises, agreements, the Parties agree as follows:

1. Extended Interim CEO Period. Executive will continue to serve as Interim CEO and President of the Company from July 1, 2023 until the earlier of (i) December 31, 2023 or (ii) the date that a successor CEO commences service with the Company in such capacity (the “Extended Interim CEO Period”).

a. In consideration for Executive’s agreement to serve in such capacity, the Company shall (1) award Executive RSUs valued at $100,000 based on the closing price of the Company’s shares on June 30, 2023, to vest one year from 2 date of award and (2) pay Executive cash compensation at a rate of $51,000 per month for all full or partial months (without proration) during which Executive is the Interim CEO, payable in accordance with the Company’s regular payroll practices. In addition, to help incentivize Executive in connection with identifying a successor CEO expeditiously, if the Extended Interim CEO Period ends on or before (A) September 30, 2023, Company will pay Executive a bonus of $85,000 or (B) October 31, 2023 but after September 30, 2023, Company will pay Executive a bonus of $60,000.

b. Upon the end of the Extended Interim CEO Period, the Executive shall resign all offices at the Company and its affiliates except that, subject to paragraph 3 below, Executive shall retain the position of Chairman of the Board of the Company and perform Transition Services during the CEO Transition Period, as described below.

2. CEO Transition Period: The “CEO Transition Period” shall commence upon the end of the Extended Interim CEO Period and end on the last day of 6th full month following commencement of the CEO Transition Period. For example, if the CEO Transition Period begins on October 25, 2023, it would end on April 30, 2024; if it begins on

November 5, 2023 it would end on May 31, 2024. Unless the parties specifically agree in writing, in no event shall the CEO Transition Period extend beyond June 30, 2024. During the CEO Transition Period the Executive shall continue to perform Transition Services as defined in the Retirement Agreement, and shall receive, as full and complete compensation for the Transition Services, the sum of $30,000 per month and continued participation in all applicable employee benefit plans, pursuant to the terms of such plans, commencing on the first day of the first month following the commencement of the CEO Transition Period (i.e., to avoid “double payment” for the first partial month of the CEO Transition Period because Executive’s pay for that month is as stated under paragraph 1.a above).

a. At the conclusion of the CEO Transition Period Executive shall resign as an employee from the Company and, subject to paragraph 3 below, retain his position solely as Chairman of the Board and receive compensation payable to non-employee directors. Executive will be eligible to receive annual equity awards to directors at the next regular annual grant of equity to directors.

3. Termination. The Company may terminate Executive’s employment at any time only for Cause (as defined in the Retirement Agreement) in which case the Company’s obligation to pay compensation under this Agreement shall terminate; provided, if Executive remains on the Board following a termination for Cause, Executive would be entitled to compensation payable to non-employee directors. For clarity, the Company cannot by contract take away the discretion of the Board regarding the election of its officers or Board Chair. While Executive’s employment during the Interim CEO Period or the CEO Transition Period may only be terminated by the Company for Cause, the election of another individual as Interim CEO, CEO, President or Chair of the Board shall not be considered a breach of this Agreement or termination of employment, nor reduce any of 3 the compensation or other obligations under this Agreement or have any impact on any other provision of this Agreement.

4. No Impact on Retirement Agreement. Nothing in this Agreement shall change, modify or adversely impact any of (i) Executive’s rights under the Retirement Agreement, including, but not limited to and without exception, all payments, compensation, stock awards and stock vesting due Executive on June 30, 2023 and all benefits as specifically noted in the Retirement Agreement (for the avoidance of doubt, Executive’s other retirement benefits provided for in the Retirement Agreement, including participation in continuing health and life insurance benefits and deferred compensation plans shall commence upon Executive ceasing to be an employee of the Company at the end of the CEO Transition Period) or (ii) Executives representations, promises, obligations or limitations set forth in the Retirement Agreement. Except for the reference to certain defined terms or as otherwise set forth herein, this Agreement and the Retirement Agreement are separate contracts, and are not to be combined nor incorporated together in their intent, language or meaning. In no event shall Executive’s benefits or entitlements as set forth in the Retirement Agreement be reduced in any manner.

The parties have executed this Agreement effective as of the date set forth above.

COMPANY
Natural Gas Services Group, Inc.

By: /s/ Donald J. Tringali
Donald J. Tringali
Lead Independent Director

EXECUTIVE
Stephen C. Taylor
By: /s/ Stephen C. Taylor
Stephen C. Taylor